PRESS RELEASE

Available for Immediate Publication: February 5, 2007
Contacts: Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
David Heaberlin, EVP / Chief Financial Officer (209) 725-7435
Web Site www.ccow.com

Capital Corp of the West Declares $.08 Cash Dividend

Merced, California, February 5, 2007 -Capital Corp of the West (NASDAQ:NMS: CCOW), the holding company for County Bank, Central California’s Community Bank, announced today, that on January 30, 2007 its board of directors had declared a $.08 cash dividend on the company’s common stock. The dividend is payable on February 28, 2007 to stockholders of record as of February 7, 2007.

“This cash dividend of $.08 per share marks our thirteenth consecutive quarter of cash dividends that began in the first quarter of 2004”, stated Tom Hawker Chief Executive Officer of Capital Corp of the West. “This also marks the eighth consecutive quarter that we have maintained, or increased, the level of our cash dividend after our nine for five stock split in the second quarter of 2005 and the fourth quarter of maintaining a dividend payout of $0.08 compared to the former payout of $0.05 per share - a 60% increase over immediate former levels and a 188% increase over original levels. The Central Valley economic outlook remains positive, particularly in the counties where we have been concentrating the expansion of our branch network - Fresno, San Joaquin and Stanislaus. In the past year, our market penetration, in terms of deposits, has increased a full 1% so that we have now captured 7.5% of all deposits within the six counties where most of our branches are located. With 26 retail branches and six corporate lending centers, we offer a broad range of products and a unique commitment to service in meeting the needs of existing and new customers within the Central Valley,” continued Mr. Hawker.

Reference Information

Capital Corp of the West, a California bank holding company established on November 1, 1995, is the parent company of County Bank, which is celebrating in 2007 more than 30 years of service as “Central California’s Community Bank.” Currently County Bank has twenty six branch offices and six Business Lending Centers serving the counties of Fresno, Madera, Mariposa, Merced, Sacramento, Stanislaus, San Joaquin, San Francisco, Santa Clara and Tuolumne. As of the latest FDIC data, County Bank has 7.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-seven banking institutions in this market area. For further information about the Company’s financial performance, contact Tom Hawker, President and Chief Executive Officer at (209) 725-2276, or Dave Heaberlin, Treasurer and Chief Financial Officer, at (209) 725-7435.